Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Biogen Idec Inc.:
We consent to incorporation by reference in this registration statement on Form S-8 of Biogen Idec Inc. and subsidiaries of our report dated January 29, 2003, relating to the consolidated statements of income, shareholders’ equity and cash flows of Biogen Idec Inc. and subsidiaries for the year ended December 31, 2002, and the related consolidated financial statement schedule, which report appears in the 2002 Annual Report on Form 10-K of Idec Pharmaceuticals Corporation.
/s/ KPMG LLP
San Diego, California
September 14, 2005